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                                                                     Exhibit 11
                                                                     ----------


                                 OneWave, Inc.
             Statement Regarding Computation of Per Share Earnings
                     (In thousands, except per share data)




                                                  Year Ended December 31,
                                                --------------------------
                                                    1995          1996
                                                --------------------------
Net loss                                          $(2,698)     $(12,344)

Weighted average shares outstanding
   during the period (1)                           10,468        12,707

Common stock equivalent shares (1)                  2,404         1,254
                                                  -------      --------

Weighted average number of common and
   common stock equivalents                        12,872        13,961


Pro forma net loss per common and                 $  (.21)     $   (.88)
   common equivalent share                        =======      ========


(1) In accordance with the Securities and Exchange Commission Staff Accounting Bulletin No.83 ("SAB 83") all common and common equivalent shares and other potentially dilutive instruments (including stock options, redeemable convertible preferred stock and convertible preferred stock) issued during the last twelve month period prior to the public offering date have been included in the calculation as if they were outstanding for all periods prior to the date of the Initial Public Offering.